MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) dated as of September 30, 2007, by and between Energtek Inc., a company duly registered in the State of Nevada, USA with its address at 26 East Hawthorne Avenue, Valley Stream, NY 11580, USA (the "Company") and EuroSpark S.A., a Belgian corporation with address at Avenue Louise 109, Brussels 1050 Belgium (the “Provider”; the Company and the Provider collectively the “Parties”).

WHEREAS Mr. Lev Zaidenberg (the “Manager”) has been elected President of the Company;

WHEREAS The Manager had been during several years administrateur delegue of the Provider and provides to the Provider services on a continuous basis; and

WHEREAS The Provider is willing to provide the services of the Manager in accordance with the terms set forth herein and the Company desires to receive these services on an ongoing basis; and

WHEREAS The Parties wish to set the terms and obligations of the Parties in this Agreement

NOW, THEREFORE, in consideration of the promises and respective covenants and agreements of the Parties herein contained, and intending to be legally bound, the Parties hereto agree as follows:

1.	Engagement. The Company hereby engages Provider, and Provider hereby accept such engagement, according to the terms and conditions set forth in this Agreement.

2.	Position and Duties.

2.1.	The Provider shall provide the Management Services (as defined in this clause) to the Company only through the Manager in person.

2.2.	During the Term (as defined in Section 3 herein), the Manager will keep his position as President of the Company and his other positions in the Companies' subsidiaries,

2.3.
The Provider shall cause the Manager to devote such time as required to fulfill his undertakings and provide the Management Services in accordance with this Agreement, provided, however, that the Manager shall not be required to devote more than two-thirds (2/3) of his business time to the performance of the Management Services.

2.4.
The Provider and the Manager agree that the Manager shall perform operational and financial management of the Company and such other reasonable duties, consistent with his position, as may be assigned to him from time to time by the Board of Directors (the “Board”) of the Company (the “Management Services”). The Manager shall be subordinate to and report to the Board and shall be given such authority as is appropriate to carry out the Management Services described herein.

2.5.	Manager shall be entitled to thirty (30) days of vacation during each Term or Extended Period (as such terms are defined below).

3.
Term of Agreement. Subject to the provisions of Section 8 of this Agreement, the period of engagement commences on September 1, 2007 (the “Effective Date”) and ends the first anniversary thereof (the “Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with such first anniversary and on each subsequent anniversary (each an “Extension Date”), the Term shall be automatically extended for an additional one-year period (the “Extended Period”), unless the Company or Provider provides written notice to the other party, at least 90 days prior to Term or the next Extension Date (the “Notice Period”), that the Term shall not be so extended. All the terms and conditions of this Agreement shall apply to any Extended Period, unless agreed otherwise by the Parties.

4.
Consideration and Scale of Services.  In consideration for the Management Services to be provided in accordance with this Agreement, the Company shall pay the Provider, the consideration as detailed herein ("the Consideration"):

4.1.
A monthly payment of Six Thousand Six Hundred and 00/100 Euros (€ 6,600.00) paid to the Provider on or before the last day of each month, provided, however, that the Company shall withhold any amounts, which it is obligated to withhold under any tax or other applicable law.

4.2.
The Provider and/or the Manager shall be entitled to equity based stock options or equity allocations and/or additional bonuses according to the Company's plans and decisions to be adopted from time to time, commensurate with the Manager’s position and the work performed.

4.3.
The Company will promptly reimburse the Manager and/or the Provider for any and all reasonable direct expenses incurred by the Manager and/or the Provider on behalf of the Company and/or in connection with the performance of the Management Services, subject to the policy of reporting and approval to be agreed upon by the Parties.

5.
Relationship between the Parties (Independent Contractor; No Employer-Employee Relationship).  It is agreed upon and declared that the Manager and the Provider are providing the Management Services as independent contractors, and there shall not be any employee-employer relationship between the Company on one hand and the Manager and/or the Provider on the other hand.

6.	Termination of Agreement. The Provider and Manager’s employment hereunder may be terminated as follows:

6.1.	This Agreement shall terminate in accordance with the provisions of Section 3;

6.2.	At any time, each Party can terminate this Agreement without cause upon 180 days prior written notice to the other Party;

6.3.	At any time this Agreement may be terminated by the Company for cause as defined in clause 6.5 below.

6.4.	At any time this Agreement may be terminated by the Provider for cause as defined in clause 6.5 below.

6.5.

6.5.1.
The term "cause" in the event of termination of the Manager's engagement by the Company means (i) any breach of Sections 10 of this Agreement by the Manager which has a material adverse effect on the Company and which is not or cannot be cured within thirty (30) days after notice from the Board of Managers of the Company thereof; (ii) commission of any act of fraud, embezzlement or dishonesty by the Manager that is materially and demonstrably injurious to the Company; (iii) any other intentional misconduct by the Manager adversely affecting the business or affairs of the Company in a material manner. The term "intentional misconduct by the Manager adversely affecting the business or affairs of the Company" shall mean such misconduct that is detrimental to the business or the reputation of the Company as it is perceived both by the general public and the natural gas industry.

6.5.2.
The term "cause" in the event of termination of the Manager's engagement by the Provider means (i) the change in job responsibilities of the Manager resulting in a reduction or constraint of the position, responsibilities or compensation of the Manager , which demotion is caused by something other than would be cause for termination of the Manager's engagement by the Company for cause (ii) any breach of Sections 2 or 4 of this Agreement by the Company and which is not or cannot be cured within thirty (30) days after notice from the Provider;

6.6.	In the event Manager is unable to perform the Management Services for a period of greater than 15 working days;

6.7.	Notwithstanding anything herein to the contrary, each Party shall be entitled to terminate this Agreement by 30 day written notice to cure, in any of the following events:

6.7.1.	A material breach of this Agreement that has not been cured within the said 30 day period.

6.7.2.	Upon the filing of a petition for bankruptcy, insolvency or a similar action not discharged within 60 days.

7.
Cooperation after Termination. Following termination of the Agreement, upon request of the Company, the Provider and Manager shall reasonably cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. The Manager and Provider shall also reasonably cooperate in the defense of any action brought by any third party against the Company that relates in any way to the Provider and/or Manager’s acts or omissions while employed by the Company.

8.	Company Policies.

8.1.
Provider and Manager understand that the provisions of any employee handbooks, personnel manuals and any and all other written statements of or regarding personnel policies, practices or procedures that are or may be issued by the Company or any official or department thereof from time to time (the “Company Policies”) do not and shall not constitute a contract of employment and do not and shall not create any vested rights; that any such provisions may be changed, revised, modified, suspended, canceled, or eliminated by the Company at any time, in its sole discretion, with or without notice; and that such provisions constitute guidelines only and may be disregarded either in individual or company-wide situations when, in the sole opinion and judgment of the Company, circumstances so require.

8.2.
Provider and Manager shall comply with all applicable Company Policies, which may be in effect from time to time during the term of this Agreement. Notwithstanding the foregoing, in the event of a conflict between any such Company Policies and the terms of this Agreement, the terms of this Agreement shall govern. If a provision in any policy conflicts with this Agreement, the terms of this Agreement shall prevail.

9.	Creations and Ideas.

9.1.
The Provider and Manager will maintain current and adequate written records on the development of, and disclose to the Company all Creations (as herein defined). The Provider and Manager have attached hereto, as Exhibit A, a list describing all Creations which were made by the Provider and Manager prior to his engagement with the Company (collectively referred to as “Prior Inventions”), which belong to the Provider and/or Manager, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder or were not assigned to the Company before; or, if no such list is attached, the Provider and Manager represent that there are no such Prior Inventions. The above mentioned Exhibit A addresses the Company's activities in the field of Natural Gas Transportation, Natural Gas vehicles and Natural Gas Storage. Should the Company enter new fields of activities, business, products and/or research and development the Company will ask the Manager and the Provider to supply an additional list of Prior Inventions in the relevant new area.. If in the course of the Manager’s employment with the Company, the Manager incorporates into a Company product, process or machine a Prior Invention owned by the Provider and/or Manager or in which the Provider and/or Manager have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine. For purposes of this Agreement, “Creations” shall mean all ideas, potential marketing and sales relationships, inventions, experiments, copyrightable expression, research, plans for products or services, marketing plans, reports, strategies, processes, computer software (including, without limitation, source code), computer programs, original works of authorship, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, algorithms, database schema, designs, and drawings, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by the Provider and/or Manager solely or jointly with others prior to the Agreement with the Company or during the Agreement, which refer to, are suggested by, or result from any work which (i) the Provider and/or Manager have performed prior to the Term of this Agreement, (ii) the Provider and/or Manager may perform during the Agreement, or (iii) from any information obtained from the Company or any affiliate of the Company.

9.2.
Except as set forth above, the Creations shall be the exclusive property of the Company, and the Provider and Manager acknowledge that all of said Creations shall be considered as “work made for hire” as that term is defined in the United States Copyright Act (17 USCA, Section 101) belonging to the Company. To the extent that any such Creations, under applicable law, may not be considered work made for hire by the Provider and/or Manager for the Company, the Provider and Manager hereby agree to assign and, upon its creation, automatically and irrevocably assigns to the Company, without any further consideration, all right, title and interest in and to such materials, including, without limitation, any copyright, other intellectual property rights, moral rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to such materials. The Company shall have the exclusive right to use the Creations, whether original or derivative, for all purposes without additional compensation to the Manager or Provider. The Provider and Manager will assist the Company in every proper way to perfect the Company’s rights in the Creations and to protect the Creations throughout the world, including, without limitation, executing in favor of the Company or any designee(s) of the Company patent, copyright, and other applications and assignments relating to the Creations.

9.3.
Should the Company be unable to secure the Provider and/or Manager’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Creation, whether due to the Manager’s mental or physical incapacity or any other cause, Provider and Manager hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as the Provider and Manager’s agent and attorney in fact, to act for and in the Manager’s behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by the Provider and/or Manager. The Company will use these faculties only upon duly applying a care analysis of the Creation, properly documented, in order to ensure that it will not register rights that may pertain to the Provider or the Manager. The use of the faculties as per this clause will be used by the Company only upon approval of the CEO and the Board of Directors.

9.4.
The Provider and Manager agree that they will not, during the Term or in any Extended Period, improperly use or disclose any proprietary information or trade secrets of any former company or other person or entity and that the Manager will not bring onto the premises of the Company any unpublished document or proprietary information that belongs to any such company, person or entity unless consented to in writing by such previous company, person or entity.

10.	Non-Competition; Non-Solicitation; Confidentiality.

10.1.
Non-Competition. The Provider and Manager agree that during the Term, in each Extended Period and for a period of one (1) year immediately following such termination, Provider and Manager will not engage, directly or indirectly, either as principal, agent, consultant, proprietor, creditor, stockholder, director, officer or employee, or participate in the ownership, management, operation or control of any business which directly or indirectly competes with the business of the Company. The term "indirectly" will be applied under a constraining interpretation, applying to the specific market in which the company operates, without addressing other alternative energies (like solar energy, wind energy, bio-fuels, etc,). The Provider and Manager acknowledge and agree that the current market for the Company's business extends throughout the world and that it is therefore reasonable to prohibit the Provider and Manager from competing with the Company anywhere in such territory. This Section shall not apply to the Provider and/or Manager’s ownership of less than ten percent (10%) of the capital stock of a company having a class of capital stock which is traded on any national stock exchange or on the over-the-counter market. This Section shall not apply to the activities of MoreGasTech SARL (formerly Societe Holding Peters SARL) in France, Belgium and Germany.

10.2.
Non-Solicitation. During the Term and for the period of two (2) years thereafter, the Provider and Manager agree that they will not, directly or indirectly, (i) solicit, divert or recruit or encourage any of the employees of the Company, or any person who was an employee of the Company during the Term and each Extended Period, to leave the employ of the Company or terminate or alter their contractual relationship in a way that is adverse to the Company's interests, (ii) solicit or divert business from the Company, or assist any person or entity in doing so or attempting to do so or (iii) cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so or attempting to do so.

10.3.	Confidential and Proprietary Information.

10.3.1.	The Provider and Manager will not disclose or use, at any time either during or after the Term of this Agreement, any Extended Period, and for a three (3) year period following termination of this Agreement, except in the context of the duties of the Manager or at the request of the Company or an affiliate of the Company, any Confidential and Proprietary Information (as herein defined) except to the extent disclosure is or may be required by a statute, by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided, however, that the Provider and/or Manager shall give the Company notice of any such request or demand for such information upon receipt of same and the Provider and Manager shall reasonably cooperate with the Company in any application the Company may make seeking a protective order barring disclosure by the Provider and/or Manager. The Provider and Manager each acknowledge that the Confidential and Proprietary Information constitutes a unique and valuable asset of the Company and each affiliate of the Company, and that any disclosure or other use of the Confidential and Proprietary Information other than for the sole benefit of the Company or the affiliates of the Company could cause irreparable harm to the Company or the affiliates of the Company, as the case may be. “Confidential and Proprietary Information” shall mean all of the Company’s (or any affiliate or subsidiary’s) proprietary information, technical data, trade secrets, and know-how, including, without limitation, schematics, research, product plans, customer lists, information and plans about costs, profits, markets and sales, software, developments, development tools, inventions, discoveries, processes, ideas, formulas, algorithms, technology, designs, drawings, business strategies and financial data and information, including but not limited to Creations, whether or not marked as “Confidential” or “Proprietary”. “Confidential or Proprietary Information” shall also mean any and all information received by the Company (or any affiliate) from customers of the Company (or an affiliate) or other third parties subject to a duty to be kept confidential.

10.3.2.
The Provider and Manager hereby acknowledge and agree that all personal property, including, without limitation, Confidential and Proprietary Information, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment furnished to or prepared by the Provider and/or Manager in the course of or incident to this Agreement, including, without limitation, records and any other materials pertaining to Creations, belong to the Company. Immediately following the termination of this Agreement, the Provider and Manager shall promptly return to the Company all such materials, and certify to the Company in writing that he has not retained any written or other tangible or electronic material containing any Confidential and Proprietary Information or other information pertaining to the Company or any Creation.

10.4.
Remedies.  Provider and Manager agree and acknowledge that the foregoing restrictions and the duration and the territorial scope thereof as set forth in this Section 10 are under all of the circumstances reasonable and necessary for the protection of the Company and its business. In the event that the Provider or Manager shall breach any of the provisions of Section 9 or 10, in addition to and without limiting or waiving any other remedies available to the Company, at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provision of this Agreement.

11.	Responsibility and Insurance

11.1.
The Company acknowledges that the Manager, who is already an officer of the Company, shall provide services to the Company in such capacity. The Company undertakes that the Manager shall be insured in a Directors and Officers liability policy, on the same terms as are in effect for the directors and officers of the Company, in amounts customary in the industry in which the Company operates, and that all payments required to be paid for such policy are paid.

11.2.	The Provider shall not bear any responsibility regarding the actions of the Manager, as he shall be an office holder of the Company and shall have a direct duty to the Company.

12.
Taxes.  The Parties shall each be responsible for and shall bear their respective taxes and other compulsory payments as required by applicable law. It is understood and agreed that the Company shall not bear any tax, applicable to the Provider and/or Manager, including, but not limited to, income tax, social security and health tax.

13.	General Provisions.

13.1.
Governing Law. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of New York, without regard to conflict of law rules applied in such State. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

13.2.
Severability; Amendment.  The provisions of this Agreement are contractual, not mere recitals, and shall be construed severably such that, should any part, term or provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions, shall not be affected thereby and said illegal or invalid part, term or provision shall be modified by the court so as to be legal or, if not reasonably feasible, shall be deleted. This Agreement sets forth the entire agreement concerning the subject matter herein, and may not be modified except by a signed writing by the Parties or the duly authorized representatives of the Parties.

13.3.
Reliance Upon Counsel.  Each of the Parties hereto acknowledges and agrees that (a) such Party has not relied on any representations, promises, or agreements of any kind made to him or it in connection with their decision to enter into and accept the Agreement except for those set forth herein; (b) such Party has been advised to consult an attorney before signing this Agreement, and that such Party has had the opportunity to consult with an attorney; (c) such Party does not feel that he or it is being coerced to sign this Agreement or that his or its signing would for any reason not be voluntary; and (d) such Party has thoroughly reviewed and understands the effects of this Agreement before signing it.

13.4.
Binding Effect.  This Agreement shall be binding upon each of Parties hereto and their respective partners, officers, directors, stockholders, employees, agents, representatives, personal representatives, heirs, assigns, successors and affiliates, and shall inure to the benefit of the other Parties hereto.

13.5.
Authority.  The undersigned representative for each Party certifies that he or it is fully authorized by the Party whom he or it represents to enter into the terms and conditions of this Agreement and to commit fully and bind such Party according to the provisions hereof, including, but not limited, to Provider’s authority and to bind Manager to the performance of the Management Services as set forth herein.

13.6.	No Waiver. Failure of a Party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

13.7.
Counterparts.  This Agreement may be signed in any number of counterparts including by facsimile, each of which shall be an original, but all of which together shall constitute one instrument, and shall be binding and effective immediately upon the execution by all Parties of one or more counterparts.

13.8.
Construction and Joint Preparation.  This Agreement shall be construed together to effectuate the mutual intent of the Parties. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof. No drafts of this Agreement shall be offered by any Party, nor shall any draft be admissible in any proceeding, to explain or construe this Agreement. The headings contained in this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

13.9.
Entire Agreement.  This Agreement constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and supersedes any and all other prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter.  No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the Parties.

13.10.
Further Assurances.  Each party will cooperate, take such further reasonable action and execute and deliver such further documents as may be reasonably requested by any of the parties in order to effectuate the intent and purposes of this Agreement and the parties.

13.11.	Survival. Sections 7, 9, 10, 11, 12 and 13 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement on the day and year first written above.

EUROSPARK S.A.

By:  /s/ Yochanan Yuval

Name:  Yochanan Yuval
Title: Director

ENERGTEK INC.

By:  /s/ Doron Uziel

Name: Doron Uziel
Title: Chief Executive Officer

Agrees to the terms of the Agreement relevant to his performance and obligations:

/s/ Lev Zaidenberg

LEV ZAIDENBERG